EXHIBIT 99.1

Applied Industrial Technologies Completes Acquisition of Fluid Power Resource, LLC
-Updates fiscal 2009 guidance

Cleveland, OH, August 29, 2008 – Applied Industrial Technologies (NYSE: AIT) today announced it has successfully completed the previously announced acquisition of Fluid Power Resource, LLC (FPR) and the following seven fluid power distribution businesses: Bay Advanced Technologies, Carolina Fluid Components, DTS Fluid Power, FluidTech, Hughes HiTech, Hydro Air, and Power Systems.

The final all-cash purchase price of $166 million, reduced by $3 million from the previously announced amount, was funded with existing cash of $62 million and financing through established credit facilities of $104 million.

The addition of FPR increases Applied’s capabilities in the areas of fluid power system integration; manifold design, machining, and assembly; and the integration of hydraulics with electronics for complete machine design. FPR will add 19 locations to Applied’s fluid power business group, bringing the total to 67 dedicated fluid power sales and service facilities in the U.S., Canada and Mexico.

“We believe the addition of FPR substantially strengthens our fluid power capability and makes us one of the largest distributors of fluid power products in North America,” said David L. Pugh, Chairman and Chief Executive Officer of Applied Industrial Technologies. “We expect the acquisition will be accretive this year and will generate approximately $230 million in sales on an annualized basis. As a result, we are increasing our sales and earnings guidance for fiscal 2009, and now expect earnings of $2.22 to $2.44 per share on sales of $2.32 to $2.43 billion.”

Applied’s previous guidance, as announced on August 8, 2008, was for earnings per share of $2.20 to $2.40 on sales of $2.13 to $2.24 billion.

With the FPR facilities added, Applied now has 478 facilities and 5,200 employee-associates across North America. Applied is an industrial distributor that offers more than 3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2008, Applied posted sales of $2.1 billion. Applied can be visited on the Internet at http://www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “believe,” “expect,” “will,” “guidance” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, the possibility that the benefits anticipated from the transaction will not be fully realized, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.

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For more information, contact Richard C. Shaw, Vice President – Communications, at 216-4264343, or by e-mail: rshaw@applied.com.